Exhibit 5.1

Mayer Brown LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503

December 17, 2008	Main Tel (213) 229-9500 Main Fax (213) 625-0248 www.mayerbrown.com

Nara Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nara Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of the following securities, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”): (i) 67,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.001 par value per share, of the Company (the “Preferred Stock”), (ii) a Warrant (the “Warrant”) to purchase 1,042,531 shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), and (iii) 1,042,531 shares of Common Stock issuable from time to time upon exercise of the Warrant (the “Warrant Shares,” and together with the Preferred Stock and the Warrant, the “Securities”). All of the Securities are being registered on behalf of certain securityholders of the Company.

The Preferred Stock and the Warrant were issued and sold to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement, dated November 21, 2008 (the “Letter Agreement”), and the related Securities Purchase Agreement – Standard Terms (together with the Letter Agreement, the “Securities Purchase Agreement”), between the Company and the Treasury.

We have examined the Registration Statement. We have also examined and relied upon the Securities Purchase Agreement, the Warrant, originals or copies of such corporate records of the Company, certificates of public officials, certificates of officers of the Company as to certain factual matters and other documents as we have considered necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing and subject to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Preferred Stock and the Warrant are, and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, will be, duly authorized, legally issued, fully paid and nonassessable.

The foregoing opinion is subject to such matters as are set forth in the Registration Statement and the following additional qualifications:

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown LLP

Nara Bancorp, Inc.

December 17, 2008

(a) Insofar as the opinion relates to the Preferred Stock and the Warrant being fully paid, we have relied on a certificate of the Executive Vice President and Chief Financial Officer of the Company confirming the Company’s receipt of the consideration for such securities set forth in the Securities Purchase Agreement.

(b) We have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic, facsimile or other copies of original documents and the legal capacity of all natural persons.

(c) We are admitted to the Bar of the State of California, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction upon the conclusion set forth above, except the General Corporation Law of the State of Delaware and those Federal laws and regulations of the United States of America that lawyers exercising customary diligence would reasonably recognize as being customarily applicable to transactions of the type contemplated by the Registration Statement but without our having made any special investigation concerning the applicability of any other law or regulation.

(d) We have assumed that appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under any applicable state securities or “blue sky” laws.

This opinion is rendered only to you and is solely for your benefit in connection with the offer and sale of the Securities while the Registration Statement is in effect. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We undertake no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressee, or to take into account, or to advise you of, any changes in law, facts or other developments of which we may become aware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ MAYER BROWN LLP